Exhibit 10.A

EL PASO CORPORATION –
EP ENERGY EMPLOYEE RETENTION PLAN

El Paso Corporation (the “Company”) considers it essential and in the best interests of the Company and its Affiliates (as defined herein) to foster the continuous dedication and employment of employees of the Company and its Affiliates who primarily provide support to the Company’s exploration and production business unit (the “EP Energy Business”), and to incentivize certain key employees of the EP Energy Business to maximize the sale price of the EP Energy Business in connection with the anticipated acquisition of the Company by Kinder Morgan, Inc., a Delaware corporation (“Purchaser”).  Therefore, this El Paso Corporation – EP Energy Employee Retention Plan (the “Retention Plan”) has been established pursuant to Section 5.13(c) of the Agreement and Plan of Merger among Purchaser, Sherpa Merger Sub, Inc., Sherpa Acquisition, LLC, Sirius Holdings Merger Corporation, Sirius Merger Corporation and the Company, dated as of October 16, 2011 (the “Transaction Agreement”), effective November 15, 2011 (the “Effective Date”).

Section 1. Certain Definitions.  Except as set forth otherwise in the preamble to this Retention Plan or below, each capitalized but undefined term used in this Retention Plan shall have the meaning set forth in the Transaction Agreement.

(a) “Affiliate” means any entity controlled by, controlling or under common control with the Company or Purchaser, as the case may be, as determined at the applicable time.

(b) “Asset” means any asset of the Company or any of its Affiliates primarily dedicated to the EP Energy Business designated as such in writing by the Company (subject to Purchaser’s written approval, which approval shall not be unreasonably withheld).

(c) “Award Letter” means the document distributed to each Participant by the Company which sets forth the amount of the Participant’s Tier I Retention Bonus and/or minimum percentage interest in the Tier II-A Pool or Tier II-B Pool, as the case may be, that may be earned pursuant to the terms and conditions of this Retention Plan.

(d) “Base Salary” means a Participant’s annualized base salary or wages as of the Effective Date, taking into account, to the extent necessary to ensure that the Tier I Pool shall provide no more than an aggregate of $20 million in Tier I Retention Bonuses, any overtime calculations as required by law under applicable wage and hour regulations.

(e) “Cause” means the occurrence of any of the following events as determined by the Committee: (A) the willful and continued failure by a Participant to substantially perform the Participant’s duties and obligations to the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), (B) the engaging by a Participant in conduct that is materially injurious to the Company or in material violation of written Company or, following the Closing, Purchaser policy, (C) the conviction of a Participant of, or pleading guilty or no contest by a Participant to, a felony or a crime of theft, dishonesty, fraud or embezzlement, in each case involving the property of the Company, or (D) the Participant’s misconduct or gross negligence that prevents the Participant from performing the Participant’s duties to the Company.

(f) “Code” means the Internal Revenue Code of 1986, as amended, including Treasury regulations promulgated thereunder.

(g) “Committee” means Brent J. Smolik (“Smolik”) or (i) prior to Closing, such other person or persons as are appointed by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) and (ii) at and following Closing, and only if Smolik is no longer employed with the Company or any of its Affiliates, such other person or persons as are appointed by the two members of the Board of Directors of Purchaser appointed by the Company in connection with the Transaction (the “Company Appointees”); provided that, notwithstanding the above, as to Smolik’s own participation in this Retention Plan, the Committee shall be (A) prior to Closing, the Compensation Committee and (B) at and following Closing, the Company Appointees.

(h) “Early Sale Date” means the date that is thirty (30) calendar days after the Closing Date.

(i) “Full Release” means a general release of claims in a form determined by the Committee (subject to the Purchaser’s prior written approval, which shall not be unreasonably withheld) against the Company, Purchaser, and their respective Affiliates, successors, assigns, officers, directors, and representatives.

(j) “Gross Sale Proceeds” means the sum of (A) any cash or the fair market value of other assets received by the Company, Purchaser, or any of their respective Affiliates in consideration for the sale or other disposition of all or any portion of the Assets on or prior to the Tier II Designated Date, whether occurring before, on, or after the Closing Date, including for this purpose any debt of the Company, Purchaser, or any of their respective Affiliates which is assumed by the buyer or transferee of any Asset in connection with such sale or disposition, and (B) free cash flow generated by the Assets for the period commencing on the Closing Date and ending on the earlier of (1) the Tier II Designated Date and (2), as to any particular Asset, the date of its sale or disposition.

(k) “Limited Release” means a release of claims in a form determined by the Committee (subject to the Purchaser’s prior written approval, which shall not be unreasonably withheld) against the Company, Purchaser, and their respective Affiliates, successors, assigns, officers, directors, and representatives providing that the payment of the Participant’s Retention Bonus (if any) is in full satisfaction of all claims for payment against such parties arising out of, relating to, or with respect to, the participation of such Participant in this Retention Plan.

(l) “Officer” means any officer of the EP Energy Business as determined by the Company.

(m) “Participant” means any Tier I Participant, Tier II-A Participant, or Tier II-B Participant.

(n) “Retention Bonus” means a Tier I Retention Bonus and/or Tier II Retention Bonus, as applicable.

(o) “Tier I Designated Date” means the earlier of (A) the first anniversary of the Closing Date, (B) the earliest date upon which at least 85% of the Assets have been sold or divested (calculated based on the relative values of the Assets as determined by the Committee and subject to Purchaser’s prior written approval, which shall not be unreasonably withheld), and (C) as to certain Tier I Participants, the date upon which the particular Asset or, if such Participant is assigned more than one Asset, the earliest date upon which the last of such assigned Assets, for which such a Participant is, as of the date of the Participant’s Award Letter (as designated in the Participant’s Award Letter), assigned the responsibility to facilitate a sale or divestiture under this Retention Plan is sold or divested.

(p) “Tier II Designated Date” means the first anniversary of the Closing Date.

(q) “Tier I Participant” means any full-time employee of the EP Energy Business (including, for the avoidance of doubt, any Tier II-B Participant but excluding, for the avoidance of doubt, any Tier II-A Participant) selected for participation in the Tier I Pool prior to the Effective Date by senior management of the Company who manage the EP Energy Business in accordance with Section 2, subject to Purchaser’s prior written confirmation of each such employee’s full-time employment status, which confirmation shall not be unreasonably withheld.

(r) “Tier II-A Participant” means any full-time employee of the EP Energy Business who has certain skills necessary or helpful to facilitate the sale or disposition of the Assets or is needed to continue to manage the Assets prior to their sale or disposition and who is (A) an Officer selected for participation in the Tier II-A Pool prior to the Effective Date by senior management of the Company who manage the EP Energy Business or (B) a new hire or promoted EP Energy Business employee designated to participate in the Tier II-A Pool on or after the Effective Date by senior management of the Company who manage the EP Energy Business (in each case of (A) and (B) subject to prior written approval by Purchaser, which approval shall not be unreasonably withheld), in each case in accordance with Section 2.

(s) “Tier II-B Participant” means any full-time employee of the EP Energy Business (including, for the avoidance of doubt, any Tier I Participant who is not a Tier II-A Participant) who has certain skills necessary or helpful to facilitate the sale or disposition of the Assets or is needed to continue to manage the Assets prior to their sale or disposition and who is (A) a key employee (excluding an Officer) selected for participation in the Tier II-B Pool prior to the Effective Date by senior management of the Company who manage the EP Energy Business or (B) a new hire or promoted EP Energy Business employee designated to participate in the Tier II-B Pool on or after the Effective Date by senior management of the Company who manage the EP Energy Business (in each case of (A) and (B) subject to prior written approval by Purchaser, which approval shall not be unreasonably withheld), in each case in accordance with Section 2.

(t) “Tier I Pool” means the retention bonus pool established pursuant to Section 3(a) of this Retention Plan.

(u) “Tier II-A Pool” means the retention bonus pool established pursuant to Section 3(b) of this Retention Plan, which provides for an aggregate value of Tier II Retention Bonuses eligible to be earned by Tier II-A Participants in amounts set forth in Exhibit A.

(v) “Tier II-B Pool” means the retention bonus pool established pursuant to Section 3(c) of this Retention Plan, which provides for an aggregate value of Tier II Retention Bonuses eligible to be earned by Tier II-B Participants in amounts set forth in Exhibit B.

(w) “Tier I Retention Bonus” means the amount identified as the Tier I Retention Bonus in each Tier I Participant’s Award Letter.

(x) “Tier II Retention Bonus” means, subject to the terms and conditions of Section 3(b) or 3(c), as the case may be, the retention bonus award opportunity (expressed as a minimum percentage interest in the Tier II-A Pool or Tier II-B Pool, as the case may be; provided, that notwithstanding anything in Sections 3(b) or 3(c) to the contrary, the minimum percentage interests shall be subject to prior written approval by Purchaser, which approval shall not be unreasonably withheld) designated by senior management of the Company who manage the EP Energy Business and identified as the Tier II Retention Bonus in each Tier II-A Participant’s or Tier II-B Participant’s Award Letter, as the case may be.

(y) “Transaction” means the indirect acquisition of the Company by Purchaser pursuant to the terms and conditions of the Transaction Agreement.

Section 2. Participation.  Each full-time employee of the Company or any of its Affiliates who primarily provides support for the EP Energy Business shall become a Participant and be eligible to receive a Tier I Retention Bonus or Tier II Retention Bonus (or both, as the case may be) upon (i) being selected by senior management of the Company who manage the EP Energy Business as a Tier I Participant, Tier II-A Participant, or Tier II-B Participant (or both a Tier I Participant and a Tier II-B Participant), subject to the prior written approval or confirmation of Purchaser, as applicable, and (ii) receiving an Award Letter from the Company.

                        Section 3. Tier I Pool and Tier II Pool Retention Bonuses.

(a) Tier I Pool.

(1) Amount and Allocation.  The Tier I Pool shall provide an aggregate of $20 million in Tier I Retention Bonuses to Tier I Participants.  Each Tier I Participant’s Tier I Retention Bonus shall equal an amount (as set forth in the Participant’s Award Letter) equal to the product of (A) $20 million and (B) a fraction, the numerator of which is such Tier I Participant’s Base Salary and the denominator of which is the sum of all Tier I Participants’ Base Salaries.  For the avoidance of doubt, the Committee may correct any scrivener’s errors in the Tier I Retention Bonuses set forth in the Award Letters for Tier I Participants pursuant to its administrative powers.

(2) Payment.  Each Tier I Participant’s Tier I Retention Bonus shall be earned on the Tier I Designated Date and, subject to Section 12, paid in a single lump sum on or as soon as practicable after (but not later than seventy-four (74) calendar days after) the Tier I Designated Date, subject to the Tier I Participant’s continuous active employment with the Company or any of its Affiliates from the Effective Date through the Tier I Designated Date (except as provided otherwise in Section 4(b)).

(3) Forfeitures.  Except as provided otherwise in Section 4(b), if a Tier I Participant’s employment is terminated for any reason prior to the Tier I Designated Date, such Participant’s Tier I Retention Bonus shall be forfeited in its entirety and the Tier I Pool shall be reduced by such Tier I Retention Bonus.

(b) Tier II-A Pool.

(1) Amount and Allocation.

(A) Funding.  The Tier II-A Pool shall provide Tier II-A Participants with the opportunity to receive payments in respect of Tier II Retention Bonuses in amounts that are contingent upon the level of attainment of Gross Sale Proceeds, with the amount of the Tier II-A Pool being determined in accordance with Exhibit A.  A sale or other disposition of at least 85% of the Assets (calculated based on the relative values of the Assets as determined by the Committee and subject to the Purchaser’s prior written approval, which shall not be unreasonably withheld) on or prior to the Early Sale Date shall result in an additional amount being added to the Tier II-A Pool, as set forth in Exhibit A.

(B) Interest in Pool; Unallocated Amounts. Each Tier II-A Participant’s Tier II Retention Bonus shall constitute an award opportunity (expressed as a minimum percentage interest in the Tier II-A Pool) set forth in such Participant’s Award Letter.  Each such Tier II-A Participant’s percentage interest in the Tier II-A Pool may be increased after the Effective Date by senior management of the Company who manage the EP Energy Business, subject to prior written approval from Purchaser, which approval shall not be unreasonably withheld.  Any portion of the Tier II-A Pool that remains unallocated as of the Tier II Designated Date shall, without any action on behalf of the Company, Purchaser, or any Participant, automatically be allocated on the Tier II Designated Date to Tier II-A Participants in an amount, as to each Tier II-A Participant, equal to the product of such portion and a fraction, the numerator of which is such Tier II-A Participant’s Tier II Retention Bonus without regard to this sentence, and the denominator of which is the sum of all Tier II Retention Bonuses allocated to Tier II-A Participants without regard to this sentence (which, for the avoidance of doubt, shall include such Tier II-A Participant’s Tier II Retention Bonus).  Notwithstanding anything in this Section 3(b)(1)(B) to the contrary, Tier II Retention Bonuses granted to Tier II-A Participants may not, in the aggregate, exceed 100% of the Tier II-A Pool and, to the extent that the aggregate Tier II Retention Bonuses granted to Tier II-A Participants exceed 100% of the Tier II-A Pool, either (i) each Tier II-A Participant’s Tier II Retention Bonus shall, automatically and without any action on behalf of such Tier II-A Participant, be proportionately adjusted downward such that, immediately after such adjustment, the aggregate Tier II Retention Bonuses granted to Tier II-A Participants equal 100% of the Tier II-A Pool or (ii) with respect to any scrivener’s errors, the Committee may correct such errors pursuant to its administrative powers so that the aggregate Tier II Retention Bonuses granted to Tier II-A Participants equal 100% of the Tier II-A Pool.

(2) Payment.  Each Tier II-A Participant’s Tier II Retention Bonus shall be earned on the Tier II Designated Date and, subject to Section 12, payment (if any) of each Tier II Retention Bonus shall be made in a single lump sum on or as soon as practicable after (but not later than seventy-four (74) calendar days after) the Tier II Designated Date, subject to the Tier II-A Participant’s continuous active employment with the Company or any of its Affiliates from the Effective Date through the Tier II Designated Date (except as provided otherwise in Section 4(b)).

(3) Forfeitures.  Except as provided otherwise in Section 4(b), if the employment of any Tier II-A Participant is terminated for any reason prior to the Tier II Designated Date, the amount (if any) of such Participant’s Tier II Retention Bonus shall be forfeited in its entirety and shall, without any action on behalf of the Company, Purchaser, or any Participant, automatically be allocated on the Tier II Designated Date to each other Tier II-A Participant in an amount equal to the product of the forfeited amount in respect of such Tier II Retention Bonus and a fraction, the numerator of which is each such Tier II-A Participant’s Tier II Retention Bonus without regard to this sentence, but after the application of the third sentence of Section 3(b)(1)(B), and the denominator of which is the sum of all Tier II Retention Bonuses allocated to Tier II-A Participants without regard to this sentence, but after application of the third sentence of Section 3(b)(1)(B) (which, for the avoidance of doubt, shall include such Tier II-A Participant’s Tier II Retention Bonus).

(c) Tier II-B Pool.

(1) Amount and Allocation.

(A) Funding.  The Tier II-B Pool shall provide Tier II-B Participants with the opportunity to receive payments in respect of Tier II Retention Bonuses in amounts that are contingent upon the level of attainment of Gross Sale Proceeds, with the amount of the Tier II-B Pool being determined in accordance with Exhibit B.  A sale or other disposition of at least 85% of the Assets (calculated based on the relative values of the Assets as determined by the Committee and subject to the Purchaser’s prior written approval, which shall not be unreasonably withheld) on or prior to the Early Sale Date shall result in an additional amount being added to the Tier II-B Pool, as set forth in Exhibit B.

(B) Interest in Pool; Unallocated Amounts. Each Tier II-B Participant’s Tier II Retention Bonus shall constitute an award opportunity (expressed as a minimum percentage interest in the Tier II-B Pool) set forth in such Participant’s Award Letter.  Each such Tier II-B Participant’s percentage interest in the Tier II-B Pool may be increased after the Effective Date by senior management of the Company who manage the EP Energy Business, subject to prior written approval from Purchaser, which approval shall not be unreasonably withheld.  Any portion of the Tier II-B Pool that remains unallocated as of the Tier II Designated Date shall, without any action on behalf of the Company, Purchaser, or any Participant, automatically be allocated on the Tier II Designated Date to Tier II-B Participants in an amount, as to each Tier II-B Participant, equal to the product of such portion and a fraction, the numerator of which is such Tier II-B Participant’s Tier II Retention Bonus without regard to this sentence, and the denominator of which is the sum of all Tier II Retention Bonuses allocated to Tier II-B Participants without regard to this sentence (which, for the avoidance of doubt, shall include such Tier II-B Participant’s Tier II Retention Bonus).  Notwithstanding anything in this Section 3(c)(1)(B) to the contrary, Tier II Retention Bonuses granted to Tier II-B Participants may not, in the aggregate, exceed 100% of the Tier II-B Pool and, to the extent that the aggregate Tier II Retention Bonuses granted to Tier II-B Participants exceed 100% of the Tier II-B Pool, either (i) each Tier II-B Participant’s Tier II Retention Bonus shall, automatically and without any action on behalf of such Tier II-B Participant, be proportionately adjusted downward such that, immediately after such adjustment, the aggregate Tier II Retention Bonuses granted to Tier II-B Participants equal 100% of the Tier II-B Pool or (ii) with respect to any scrivener’s errors, the Committee may correct such errors pursuant to its administrative powers so that the aggregate Tier II Retention Bonuses granted to Tier II-B Participants equal 100% of the Tier II-B Pool.

(2) Payment.  Each Tier II-B Participant’s Tier II Retention Bonus shall be earned on the Tier II Designated Date and, subject to Section 12, payment (if any) of each Tier II Retention Bonus shall be made in a single lump sum on or as soon as practicable after (but not later than seventy-four (74) calendar days after) the Tier II Designated Date, subject to the Tier II-B Participant’s continuous active employment with the Company or any of its Affiliates from the Effective Date through the Tier II Designated Date (except as provided otherwise in Section 4(b)).

(3) Forfeitures.  Except as provided otherwise in Section 4(b), if the employment of any Tier II-B Participant is terminated for any reason prior to the Tier II Designated Date, the amount (if any) of such Participant’s Tier II Retention Bonus shall be forfeited in its entirety and shall, without any action on behalf of the Company, Purchaser, or any Participant, automatically be allocated on the Tier II Designated Date to each other Tier II-B Participant in an amount equal to the product of the forfeited amount in respect of such Tier II Retention Bonus and a fraction, the numerator of which is each such Tier II-B Participant’s Tier II Retention Bonus without regard to this sentence, but after the application of the third sentence of Section 3(c)(1)(B), and the denominator of which is the sum of all Tier II Retention Bonuses allocated to Tier II-B Participants without regard to this sentence, but after the application of the third sentence of Section 3(c)(1)(B) (which, for the avoidance of doubt, shall include such Tier II-B Participant’s Tier II Retention Bonus).

Section 4. Termination of Employment.

(a) In General.  Except as set forth in Section 4(b), a Participant must be continuously employed from the Effective Date through the Tier I Designated Date or the Tier II Designated Date in order to receive payment in respect of the Participant’s Tier I Retention Bonus or Tier II Retention Bonus, as the case may be.

(b) Termination Without Cause.  Notwithstanding anything to the contrary in Sections 3 and 4(a), if a Participant’s employment is terminated by the Company or any of its Affiliates (including for this purpose, for the avoidance of doubt, Purchaser or any of its Affiliates) without Cause on or after the Closing Date but prior to payment of the Participant’s Tier I Retention Bonus (if any) or Tier II Retention Bonus (if any), as the case may be, the Participant (or the Participant’s beneficiary, in the event of the Participant’s death after such termination but prior to such payment) will (subject to Section 12) receive payment of the Participant’s Tier I Retention Bonus (if any) or Tier II Retention Bonus (if any), as the case may be, in a single lump sum (A) in the case of a Tier I Retention Bonus, on or as soon as reasonably practicable after (but not later than seventy-four (74) calendar days after) the effective date of the termination of the Participant’s employment, and (B) in the case of a Tier II Retention Bonus, on or as soon as practicable after (but not later than seventy-four (74) calendar days after) the Tier II Designated Date.

           Section 5. Administration.  Except as otherwise herein expressly provided, the Committee shall construe, interpret, and administer this Retention Plan and shall, subject to the limitations described in Section 9, have the power to amend or terminate this Retention Plan.  The Committee shall (upon the advice of its advisers, including its financial advisers and legal counsel, and senior management) make any valuations and calculations pursuant to this Retention Plan in good faith and may at any time adopt, amend, modify, suspend or terminate such rules, regulations, policies or practices as it shall determine to be necessary or appropriate for the administration of, or the performance of its respective responsibilities under, this Retention Plan, so long as any such action is consistent with the provision of benefits to Participants as described herein.  The determinations and interpretations under this Retention Plan of the Committee need not be uniform and may be made by it selectively among Participants (whether or not any Participants are similarly situated).  The Committee may delegate any of its powers or authorities hereunder to any person or group of its choosing.

           Section 6. Successors.

(a) The right to payments pursuant to this Retention Plan is personal to each Participant and, without the prior written consent of the Company, shall not be assignable by a Participant other than by will or the laws of descent and distribution.  A Participant’s rights under this Retention Plan shall inure to the benefit of and be enforceable by a Participant’s legal representatives.

(b) This Retention Plan shall inure to the benefit of and be binding upon the Company and its successors and assigns, including but not limited to Purchaser.

           Section 7. No Claim or Right to Retention Plan Participation; No Right to Continued Employment.  No employee or other person shall have any claim or right to be selected as a Participant under this Retention Plan.  Nothing contained in this Retention Plan shall (A) confer upon any Participant any right with respect to continued employment with the Company, Purchaser, or any of their respective Affiliates or successors and assigns, (B) interfere with the right of the Company, Purchaser, or any of their respective Affiliates or successors and assigns to terminate a Participant’s employment at any time, or (C) confer upon any Participant or other person any claim or right to any payment under this Retention Plan except in accordance with the terms hereof.

          Section 8. Payments to Persons Other Than the Participant.  If the Committee shall find that any Participant to whom any amount is payable under this Retention Plan is unable to care for his or her affairs because of incapacity, illness or accident or is a minor, or in the event of the Participant’s death after a termination of the Participant’s employment without Cause, then any payment due to such person (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs, be paid to his or her spouse, a child, a relative, an institution maintaining or having custody of such person, beneficiary, estate or any other person deemed by the Committee, in its sole discretion, to be a proper recipient on behalf of such person otherwise entitled to payment.  Any such payment shall be a complete discharge of the liability of the Company therefor.

          Section 9. Termination, Expiration or Amendment of Retention Plan.  The Committee may amend this Retention Plan at any time, provided that, subject to Section 10, (i) no amendment which is adverse in any manner to a Participant shall be effective without the written consent of such Participant and (ii) this Retention Plan may be suspended or terminated only with the written consent of all Participants who are employed by the Company or any of its Affiliates at the time of such suspension or termination and who have not been paid, or forfeited the right to receive, their Tier I Retention Bonus and Tier II Retention Bonus.  Notwithstanding anything in this Retention Plan to the contrary, Section 13 of this Retention Plan shall survive the termination or expiration of this Retention Plan.

          Section 10. Code Section 409A.  This Retention Plan is intended to comply with Section 409A of the Code or an exemption thereto, and, to the extent necessary in order to avoid the imposition of a penalty tax on any Participant under Section 409A of the Code, payments may be made under this Retention Plan only upon an event and in a manner permitted by Section 409A of the Code.  For purposes of Section 409A of the Code, the right to a series of installment payments under this Retention Plan shall be treated as a right to a series of separate payments.  Any payments or benefits that are provided upon a termination of a Participant’s employment shall, to the extent necessary in order to avoid the imposition of a penalty or other tax on the Participant under Section 409A of the Code, not be provided unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code.  Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception.  Notwithstanding anything in this Retention Plan to the contrary, if a Participant is considered a “specified employee” (as defined in Section 409A of the Code), any amounts paid under this Retention Plan shall, to the extent necessary in order to avoid the imposition of a penalty tax on the Participant under Section 409A of the Code, be delayed for six months after the Participant’s “separation from service” within the meaning of Section 409A of the Code, and the accumulated amounts shall be paid in a lump sum within ten days after the end of such six-month period.  If the Participant dies during the six-month postponement period prior to the payment of amounts, the amounts the payment of which is deferred pursuant to the immediately preceding sentence shall be paid to the personal representative of the Participant’s estate within sixty (60) calendar days after the date of the Participant’s death.  Notwithstanding any provision of this Retention Plan to the contrary, the Company may, after consultation with Purchaser, take any action, without the consent of any Participant, which it determines is necessary to avoid the imposition of penalty or other taxes under Section 409A of the Code with respect to any amount awarded pursuant to this Retention Plan.

          Section 11. Funding.  This Retention Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.  (A) Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under this Retention Plan, (B) nothing contained in this Retention Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other person, (C) to the extent that any person acquires a right to receive payments from the Company under this Retention Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, and (D) all payments to be made hereunder shall be paid from the general funds of the Company, no special or separate fund shall be established, and no segregation of assets shall be made to assure payment of such amounts.

          Section 12. Receipt and Release; Full Settlement.  In order to receive payment of a Retention Bonus, each Participant (or, to the extent applicable, such other person who is entitled to a Retention Bonus pursuant to Section 8) must execute (and, where applicable, not revoke) a release of claims according to the following terms and conditions.

(a) Subject to Section 12(b) (if applicable), payment of any Participant’s Retention Bonus shall be subject to the Participant (or, to the extent applicable, such other person who is entitled to a Retention Bonus pursuant to Section 8), no later than fifty-seven (57) calendar days after the Tier I Designated Date and/or Tier II Designated Date, as the case may be, and according to the terms and conditions of the Participant’s Award Letter, signing and delivering to the Company, and not revoking within the applicable seven (7)-calendar-day revocation period, a Full Release; provided that in each case the Committee must, by no later than two (2) business days after the Tier I Designated Date and/or Tier II Designated Date, as the case may be, deliver the Full Release to the Participant (or, to the extent applicable, such other person who is entitled to a Retention Bonus pursuant to Section 8).

(b) Notwithstanding anything to the contrary in Section 12(a), if (i) a Participant’s employment is terminated by the Company or any of its Affiliates (including for this purpose, for the avoidance of doubt, Purchaser or any of its Affiliates) without Cause on or after the Closing Date but prior to payment of the Participant’s Retention Bonus (if any), and (ii) the Participant, in connection with such termination, signs and delivers to the Company, and does not revoke within the applicable seven (7)-calendar-day revocation period, a Full Release or other general release of claims reasonably acceptable to Purchaser, then payment of the Participant’s Retention Bonus (if any) shall be subject to the Participant (or, to the extent applicable, such other person who is entitled to a Retention Bonus pursuant to Section 8), no later than fifty-seven (57) calendar days after (A) in the case of a Tier I Retention Bonus, the effective date of the termination of the Participant’s employment, and (B) in the case of a Tier II Retention Bonus, the Tier II Designated Date, and in each case according to the terms and conditions of the Participant’s Award Letter, signing and delivering to the Company a Limited Release; provided that in each case the Committee must, by no later than two (2) business days after the effective date of the termination of the Participant’s employment, deliver the Limited Release to the Participant (or, to the extent applicable, such other person who is entitled to a Retention Bonus pursuant to Section 8).

(c) Notwithstanding anything to the contrary contained in Sections 3 or 4 of this Retention Plan, if the seventy-four (74)-calendar-day period during which payment of the Participant’s Tier II Retention Bonus (if any) must be made begins in one taxable year of the Participant and ends in the immediately subsequent taxable year of the Participant, such Participant’s Tier II Retention Bonus (if any) shall be paid in the immediately subsequent taxable year and otherwise in accordance with the terms of Section 12 of this Retention Plan.

(d) The Company’s obligation to make the payments provided for in this Retention Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company or any of its Affiliates may have against a Participant or others.  In no event shall a Participant be obligated to seek other employment, or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Retention Plan, and such amounts shall not be reduced whether or not the Participant obtains other employment.

          Section 13. Governing Law; Dispute Resolution.

(a) This Retention Plan shall be governed by and construed in accordance with the laws of the State of Texas, without reference to the principles of conflict of laws thereof or those of any other jurisdiction which could cause the application of the law of any jurisdiction other than the State of Texas.

(b) Any action to enforce any of the provisions of this Retention Plan shall be brought in any state or federal court located in the State of Texas.  The parties consent to the jurisdiction of such courts and to the service of process in any manner provided by Texas law.  Each party irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such court has been brought in an inconvenient forum and agrees that service of process in accordance with the foregoing sentences shall be deemed in every respect effective and valid personal service of process upon such party.

(c) TO THE FULLEST EXTENT PERMITTED BY LAW, THE COMPANY AND EACH PARTICIPANT WAIVE ANY AND ALL RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS RETENTION PLAN AND THE APPLICABLE AWARD LETTER.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS RETENTION PLAN AND THE APPLICABLE AWARD LETTER, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  THE COMPANY AND EACH PARTICIPANT ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO THE PARTICIPANT’S PARTICIPATION IN THIS RETENTION PLAN, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN CONNECTION WITH THE PARTICIPANT’S PARTICIPATION IN THIS RETENTION PLAN AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  THE COMPANY AND EACH PARTICIPANT FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS OR HIS OR HER, AS THE CASE MAY BE, LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS RETENTION PLAN OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE RETENTION PLAN, INCLUDING THE APPLICABLE AWARD LETTER.  IN THE EVENT OF LITIGATION, THIS RETENTION PLAN MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 14. Miscellaneous.

(a) The captions of this Retention Plan are not part of the provisions hereof and shall have no force or effect.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight courier, addressed as follows:

If to a Participant:

At the most recent home address on file at the Company.

If to the Company:

El Paso Corporation
1001 Louisiana Street
Houston, TX 77002
Attention:  General Counsel
Facsimile: (713) 420-5043

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c) No Tier I Retention Bonus or Tier II Retention Bonus shall count toward, be substituted in lieu of, or be considered in determining payments or benefits due to a Participant under any other plan, program or agreement of the Company, Purchaser or any of their respective Affiliates.

(d) The invalidity or unenforceability of any provision of this Retention Plan shall not affect the validity or enforceability of any other provision of this Retention Plan.

(e) The Company will withhold from any amounts payable under this Retention Plan such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(f) The Participant’s or the Company’s failure to insist upon strict compliance with any provision of this Retention Plan or the failure to assert any right the Participant or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Retention Plan.